Exhibit 10.330

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted Restricted Stock Units. A Restricted Stock Unit represents the right to receive, subject to certain conditions, a share of Common Stock of The Charles Schwab Corporation (“Schwab”), under The Charles Schwab Corporation 2004 Stock Incentive Plan (the “Plan”). Your Restricted Stock Units are granted subject to the following terms:

Name of Recipient:

Total Number of Restricted Stock Units Granted:

Fair Market Value per Restricted Stock Unit:

Total Fair Market Value of the Award:

Grant Date:

Vesting Schedule:	So long as you remain in service in good standing and subject to the terms of the Restricted Stock Unit Agreement, the Restricted Stock Units subject to this award will become vested and distributable on the following dates and in the following amounts, subject to the restrictions below:

Percentage of the Total Number of Restricted Stock Units Granted under this Award That Will Vest	Vesting Date
25%	1st Anniversary of Grant Date
25%	2nd Anniversary of Grant Date
25%	3rd Anniversary of Grant Date
25%	4th Anniversary of Grant Date

Restricted Stock Units are an unfunded and unsecured obligation of Schwab. Any vested Restricted Stock Units will be paid in shares of Common Stock of The Charles Schwab Corporation (“Shares”) as provided in the Restricted Stock Unit Agreement.

You and Schwab agree that this award is granted under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Agreement, both of which are made a part of this notice. Please review the Restricted Stock Unit Agreement and the Plan carefully, as they explain the terms and conditions of this award. You agree that Schwab may deliver electronically all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. By accepting this award, you agree to all of the terms and conditions described above, in the Restricted Stock Unit Agreement and in the Plan, and you have no right whatsoever to change or negotiate such terms and conditions.

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Payment for Units	No payment is required for the Restricted Stock Units that you are receiving. Restricted Stock Units are an unfunded and unsecured obligation of Schwab.

Vesting	Subject to the provisions of this Agreement, a Restricted Stock Unit becomes vested and distributable as of the earliest of the following:

	(1)	The applicable Vesting Date for the Restricted Stock Unit indicated in the Notice of Restricted Stock Unit Award.

	(2)	Your death.

	(3)	Your disability.

	(4)	Your separation from service, if the separation qualifies as a retirement or a severance eligible termination (provided that vesting shall occur upon a severance eligible termination only to the extent provided in The Charles Schwab Severance Pay Plan (or any successor plan)).

	(5)	A change in control.

Unvested units will be considered “Restricted Stock Units.” If your service terminates for any reason, then your Restricted Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Stock Units will immediately revert to Schwab. You will receive no payment for Restricted Stock Units that are forfeited. Schwab determines when your service terminates for this purpose. For all purposes of this Agreement, “service” means continuous employment as a common-law employee of Schwab or a parent corporation or subsidiary of Schwab, and “subsidiary” means a subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

Definition of Fair Market Value	Fair market value means the average of the high and low price of a Share (as defined below) as reported on NASDAQ on the applicable determination date.

Definition of Disability	For all purposes of this Agreement, “disability” means that you have a disability that qualifies as such under section 409A of the Code and due to which you have been determined to be eligible for benefits under Schwab’s long-term disability plan.

Definition of Retirement	If you are an employee of Schwab and its subsidiaries, “retirement” means a separation from service for any reason other than death at any time after you attain age 55, but only if, at the time of your separation, you have been credited with at least 10 years of service and have completed at least two years of service after the Grant Date indicated in the Notice of Restricted Stock Unit Award.

The phrase “years of service” above has the same meaning given to it under The SchwabPlan Retirement Savings and Investment Plan (or any successor plan).

Definition of Severance Eligible Termination	For all purposes of this Agreement, “severance eligible termination” means a separation from service entitling you to severance benefits under The Charles Schwab Severance Pay Plan (or any successor plan).

Definition of Change in Control	For all purposes of this Agreement, “change in control” means an event that qualifies as a change in control event under section 409A of the Code and as a change in control as defined in the Plan.

Definition of Separation From Service	For all purposes of this Agreement, “separation from service” means a separation from service as defined under section 409A of the Code.

Payment of Shares	Any vested Restricted Stock Units will be paid in shares of Common Stock of The Charles Schwab Corporation (“Shares”) as provided herein. Shares that have become vested and distributable under this Agreement shall be distributed as follows:

(1) Shares that vest and become distributable on a Vesting

Date shall be distributed within 30 days of the Vesting Date.

(2) Shares that vest and become distributable on death, disability or a change in control, shall be distributable within 90 days of such event.

(3) Shares that vest and become distributable on a separation from service (either a retirement or a severance eligible termination) shall be distributed within 90 days of the separation from service. Generally, for severance eligible terminations, the distribution date shall be the “termination date” specified in the notice under The Charles Schwab Severance Pay Plan. Notwithstanding the foregoing, if at the time of your separation from service, you are a “specified employee”, you will receive your Shares six months after your separation from service. “Specified Employee” means a “specified employee” within the meaning of section 409A of the Code and any regulatory guidance promulgated thereunder, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(2) shall be used.

Restrictions on Stock Units	You may not sell, transfer, pledge or otherwise dispose of any Restricted Stock Units without Schwab’s written consent. Schwab will deliver Shares to you only after the Restricted Stock Units vest and after all other terms and conditions in this Agreement have been satisfied.

You may make a gift of Restricted Stock Units to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Stock Units must agree in writing on a form prescribed by Schwab to be bound by all provisions of this Agreement as a condition for the transfer prior to the Restricted Stock Units becoming vested.

Delivery of Shares After Death	In the event that Shares are distributable upon your death, the Shares will be delivered to your beneficiary or beneficiaries. You may designate one or more beneficiaries by filing a beneficiary designation form. You may change your beneficiary designation by filing a new form with

Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your Shares will be delivered to your estate.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Schwab’s policies or an agreement between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Withholding Taxes	Shares will not be distributed unless you have made acceptable arrangements to pay any applicable withholding taxes that may be due as a result of the distribution. With Schwab’s consent, these arrangements may include without limitation withholding Shares that otherwise would be distributed to you. In its sole discretion, Schwab may withhold the minimum number of whole Shares, valued at the fair market value on the Vesting Date, required to satisfy such applicable withholding taxes. Any residual amount of applicable withholding taxes, i.e., amounts of less than the fair market value of a Share, may be deducted from your pay. Notwithstanding the foregoing, any withholding taxes due prior to distribution of Shares (e.g., under section 3121(v)(2) of the Code) shall be automatically deducted from your pay, and you may not make any election as to how these withholding taxes are paid. If withholding taxes are due and you have terminated employment, applicable withholding taxes will be deducted from your Schwab brokerage account. You are responsible for having sufficient funds in your Schwab brokerage account to cover these withholding taxes at the time they are due.

No Stockholder Rights	Your Restricted Stock Units carry no voting or other stockholder rights. You have no rights as a Schwab stockholder until your Restricted Stock Units are settled by issuing Shares.

Contribution of Par Value	On your behalf, Schwab will contribute to its capital an amount equal to the par value of the Shares issued to you.

Dividend Equivalent Rights	If Schwab pays cash dividends on Shares, you will receive cash equal to the dividend per Share multiplied by the number of unvested Restricted Stock Units. Each such payment shall be made as soon as practicable following the payment of the actual dividend, but in no event beyond March 15th of the year following the year the actual dividend is paid.

No Right to Remain Employee	Nothing in this Agreement will be construed as giving you the right to be retained as an employee, contingent worker or director of Schwab and its subsidiaries for any specific duration or at all.

Limitation on Payments	If a payment from the Plan would constitute an excess parachute payment under 280G of the Code or if there have been certain securities law violations, then your award may be reduced or forfeited and you may be required to disgorge any profit that you have realized from your award.

If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under 280G of the Code, such payment will be reduced, as described below. Generally, someone is a “disqualified individual” if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab. For purposes of the section on “Limitation on Payments,” the term “Schwab” will include affiliated corporations to the extent determined by the independent auditors most recently selected by the Schwab Board of Directors (the “Auditors”) in accordance with section 280G(d)(5) of the Code.

In the event that the Auditors determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment”), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount; provided, however, that the Compensation Committee may specify in writing that the award will not be so reduced and will not be subject to reduction under this section.

For this purpose, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.

If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation of the Reduced Amount. The Auditors will determine which and how much of the Payments will be eliminated or reduced (such that the aggregate present value of the Payments equals the Reduced Amount). Schwab will notify you promptly of the Auditor’s determination. Present value will be determined in accordance with section 280G(d)(4) of the Code. The Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.

As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by Schwab could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab which the Auditors believe has a high probability of success, determine that an Overpayment has been made, the amount of such Overpayment will be paid by you to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code, provided that no such Underpayment related to Shares distributable under this Agreement shall be paid beyond the deadline for making such payments under section 409A of the Code.

Claims Procedure	You may file a claim for benefits under the Plan by following the procedures prescribed by Schwab. If your claim is denied, generally you will receive written or electronic notification of the denial within 90 days of the date on which you filed the claim. If special circumstances require more time to make a decision about your claim, you will receive notification of when you may expect a decision. You may appeal the denial by submitting to the Plan Administrator a written request for review within 30 days of receiving notification of the denial. Your request should include all facts upon which your appeal is based. Generally, the Plan Administrator will provide you with written or electronic notification of its decision within 90 days after receiving the review request. If special circumstances require more time to make a decision about your request, you will receive notification of when you may expect a decision.

Plan Administration	The Plan Administrator has discretionary authority to make all determinations related to this award and to construe the terms of the Plan, the Notice of Restricted Stock Unit Award and this Agreement. The Plan Administrator’s determinations are conclusive and binding on all persons.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Schwab stock, the number of Restricted Stock Units that remain subject to forfeiture will be adjusted accordingly.

Severability	In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Notice of Restricted Stock

Unit Award and the Plan constitute the entire understanding between you and Schwab regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties and approved by the Compensation Committee. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.